Mail Stop 4561
									January 17, 2006

Mr. Jeffrey Glick
Chief Executive Officer
Genesis Realty Group, Inc.
135 East 57th Street, 26th Floor
New York, NY 10022

      Re:	Genesis Realty Group, Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005
      Form 10-QSB for Fiscal Quarter Ended June 30, 2005
		File No. 0-32037

Dear Mr. Glick:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief